Exhibit 4.1

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

FIRST CHICAGO NBD CAPITAL I

THIS Amended and Restated Certificate of Trust of First Chicago NBD Capital I (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 6, 1996, as amended by the Certificate of Amendment of the Certificate of Trust, which was filed with the Secretary of State on January 28, 1997, under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

1.    Name. The name of the statutory trust is First Chicago NBD Capital I.

2.    Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

3.    Effective Date. This Amended and Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of the              day of             , 2004, in accordance with Section 3811(a) of the Act.

By:

Name: Laurence Goldman

Title:   Regular Trustee